STOCK OPTION PLAN
1.	Purpose

            The purpose of the Stock Option Plan (the "Amended 1994 Plan") of Birch Mountain Resources Ltd., a corporation incorporated under the Business Corporations Act (Alberta) (the "Corporation") is to advance the interests of the Corporation by encouraging the directors, senior officers, employees and consultants of the Corporation, and of its subsidiaries, if any, to acquire common shares in the share capital of the Corporation, thereby increasing their proprietary interest in the Corporation, encouraging them to remain associated with the Corporation and furnishing them with additional incentive in their efforts on behalf of the Corporation in the conduct of its affairs.

2.	Administration
(a)

The Amended 1994 Plan shall be administered by the Board of Directors of the Corporation or by a special committee of the directors appointed from time to time by the Board of Directors of the Corporation pursuant to rules of procedure fixed by the Board of Directors (such committee or, if no such committee is appointed, the Board of Directors of the Corporation, is hereinafter referred to as the "Board"). A majority of the Board shall constitute a quorum, and the acts of a majority of the directors present at any meeting of the Board at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the directors.

(b)

Subject to the provisions of the Amended 1994 Plan, the Board shall have authority to construe and interpret the Amended 1994 Plan and all option agreements entered into thereunder, to define the terms used in the Amended 1994 Plan and in all option agreements entered into thereunder, to prescribe, amend and rescind rules and regulations relating to the Amended 1994 Plan and to make all other determinations necessary or advisable for the administration of the Amended 1994 Plan. All determinations and interpretations made by the Board shall be binding and conclusive on all participants in the Amended 1994 Plan and on their legal personal representatives and beneficiaries.

(c)

Each option granted hereunder may be evidenced by an agreement in writing, signed on behalf of the Corporation and by the optionee, in such form as the Board shall approve. Each such agreement shall recite that it is subject to the provisions of this Amended 1994 Plan.

3.	Stock Exchange Rules

            All options granted pursuant to this Amended 1994 Plan shall be subject to rules and policies of any stock exchange or exchanges on which the common shares of the Corporation are then listed and any other regulatory body having jurisdiction hereinafter (hereinafter collectively referred to as, the "Exchange").

4.	Shares Subject to Amended 1994 Plan
Subject to adjustment as provided in Section 15 hereof, the shares to be offered under the

Amended 1994 Plan shall consist of common shares of the Corporation's authorized but unissued common shares ("Shares"). The aggregate number of Shares issuable upon the exercise of all options granted under the Amended 1994 Plan shall not exceed 10% of the issued and outstanding Shares of the Corporation from time to time.

5.	Maintenance of Sufficient Capital

            The Corporation shall at all times during the term of the Amended 1994 Plan reserve and keep available such numbers of Shares as will be sufficient to satisfy the requirements of the Amended 1994 Plan.

6.	Eligibility and Participation
(a)

Directors, senior officers, consultants, and employees of the Corporation or its subsidiaries, and employees of a person or company which provides management services to the Corporation or its subsidiaries ("Management Company Employees") shall be eligible for selection to participate in the Amended 1994 Plan (such persons hereinafter collectively referred to as "Participants"). Subject to compliance with applicable requirements of the Exchange, Participants may elect to hold options granted to them in an incorporated entity wholly owned by them and such entity shall be bound by the Amended 1994 Plan in the same manner as if the options were held by the Participant.

(b)

Subject to the terms hereof, the Board shall determine to whom options shall be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted and vested, and the number of Shares to be subject to each option. In the case of employees or consultants of the Corporation or Management Company Employees, the option agreements to which they are party must contain a representation of the Corporation that such employee, consultant or Management Company Employee, as the case may be, is a bona fide employee, consultant or Management Company Employee of the Corporation or its subsidiaries.

(c)

A Participant who has been granted an option may, if such Participant is otherwise eligible, and if permitted under the policies of the Exchange, be granted an additional option or options if the Board shall so determine.

7.	Exercise Price
(a)

The exercise price of the Shares subject to each option shall be determined by the Board, subject to applicable Exchange approval, at the time any option is granted. In no event shall such exercise price be lower than the exercise price permitted by the Exchange.

(b)

Once the exercise price has been determined by the Board, accepted by the Exchange and the option has been granted, the exercise price of an option may be reduced upon receipt of Board approval, provided that in the case of options held by insiders of the Corporation (as defined in the policies of the Exchange), the exercise price of an option may be reduced only if disinterested shareholder approval is obtained.

8.	Number of Optioned Shares
(a)

The number of Shares subject to an option granted to any one Participant shall be determined by the Board, but no one Participant shall be granted an option which exceeds the maximum number permitted by the Exchange.

(b)

No single Participant may be granted options to purchase a number of Shares equaling more than 5% of the issued Shares of the Corporation in any one twelve-month period unless the Corporation has obtained the requisite disinterested shareholder approval and meets applicable Exchange requirements.

(c)

Options shall not be granted if the exercise thereof would result in the issuance of more than 2% of the issued Shares of the Corporation in any one twelve-month period to any one consultant of the Corporation (or its subsidiaries or affiliates).

(d)

Options shall not be granted if the exercise thereof would result in the issuance of more than 2% of the issued Shares of the Corporation in any one twelve-month period to persons employed to provide investor relations activities (as such terms are defined in the policies of the Exchange) for the Corporation. Options granted to consultants performing investor relations activities for the Corporation will contain vesting provisions such that vesting occurs over at least 12 months with no more than ¼ of the options vesting in any 3 month period.

9.	Duration of Option

            Each option and all rights thereunder shall be expressed to expire on the date set out in the option agreement and shall be subject to earlier termination as provided in Sections 11 and 12, provided that in no circumstance shall the duration of an option exceed the maximum term permitted by the Exchange. For greater certainty, if the Corporation is listed on the TSX Venture Exchange Inc. ("TSX-V"), the maximum term may not exceed 10 years if the Corporation is classified as a "Tier 1 Issuer" by the TSX-V, and the maximum term may not exceed 5 years if the Corporation is classified as a "Tier 2 Issuer" by the TSX-V.

10.	Option Period, Consideration and Payment
(a)

The option period shall be a period of time fixed by the Board not to exceed the maximum term permitted by the Exchange, provided that the option period shall be reduced with respect to any option as provided in Sections 11 and 12 covering cessation as a director, senior officer, consultant, employee or Management Company Employee of the Corporation or its subsidiaries, or death of the Participant.

(b)

Subject to any vesting restrictions imposed by the Exchange, the Board may, in it sole discretion, determine the time during which options shall vest and the method of vesting, or that no vesting restriction shall exist.

(c)

Subject to any vesting restrictions imposed by the Board or the Exchange, options may be exercised in whole or in part at any time and from time to time during the option period. To the extent required by the Exchange, no options may be exercised under this Amended 1994 Plan until this Amended 1994 Plan has been approved by a resolution duly passed by the shareholders of the Corporation.
(d)

Except as set forth in Sections 11 and 12, no option may be exercised unless the Participant is at the time of such exercise a director, senior officer, consultant, or employee of the Corporation or any of its subsidiaries, or a Management Company Employee of the Corporation or any of its subsidiaries.

(e)

The exercise of any option will be contingent upon receipt by the Corporation at its head office of a written notice of exercise, specifying the number of Shares with respect to which the option is being exercised, accompanied by cash payment, certified cheque or bank draft for the full purchase price of such Shares with respect to which the option is exercised. No Participant or his legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any Shares of the Corporation unless and until the certificates for such Shares issuable pursuant to options under the Amended 1994 Plan are issued to him or them under the terms of the Amended 1994 Plan.

11.	Ceasing To Be a Director, Senior Officer, Consultant or Employee
(a)

If a Participant shall cease to be a director, senior officer, consultant, employee or a Management Company Employee of the Corporation, or its subsidiaries, for any reason (other than death), such Participant may exercise his option to the extent that the Participant was entitled to exercise it at the date of such cessation, provided that such exercise must occur within 90 days after the Participant ceases to be a director, senior officer, consultant, employee or a Management Company Employee, unless such Participant was engaged in investor relations activities, in which case such exercise must occur within 30 days after the cessation of the Participant's services to the Corporation or its subsidiaries.

(b)

Nothing contained in the Amended 1994 Plan, nor in any option granted pursuant to the Amended 1994 Plan, shall as such confer upon any Participant any right with respect to continuance as a director, senior officer, consultant, employee or Management Company Employee of the Corporation or of any of its subsidiaries or affiliates.

12.	Death of Participant
Notwithstanding section 11, in the event of the death of a Participant, the option previously granted to him shall be exercisable only within the one (1) year after such death and then only:
	(a)	by the person or persons to whom the Participant's rights under the option shall pass by the Participant's will or the laws of descent and distribution; and
	(b)	if and to the extent that such Participant was entitled to exercise the option at the date of his death.

13.	Rights of Optionee

           No person entitled to exercise any option granted under the Amended 1994 Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares issuable upon exercise of such option until certificates representing such Shares shall have been issued and delivered.

14.	Proceeds from Sale of Shares

           The proceeds from the sale of Shares issued upon the exercise of options shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the Board may determine.

15.	Adjustments
(a)

If the outstanding Shares of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Corporation or another corporation or entity through re-organization, merger, re-capitalization, re-classification, stock dividend, subdivision or consolidation, any adjustments relating to the Shares optioned or issued on exercise of options and the exercise price per Share as set forth in the respective stock option agreements shall be made in accordance with the terms of such agreements.

(b)

Adjustments under this Section shall be made by the Board whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional Shares shall be required to be issued under the Amended 1994 Plan on any such adjustment.

16.	Transferability

            All benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Amended 1994 Plan shall not be transferable or assignable unless specifically provided herein or the extent, if any, permitted by the Exchange. During the lifetime of a Participant any benefits, rights and options may only be exercised by the Participant.

17.	Amendment and Termination of Amended 1994 Plan

           Subject to applicable approval of the Exchange, the Board may, at any time, suspend or terminate the Amended 1994 Plan. Subject to applicable approval of the Exchange, the Board may also at any time amend or revise the terms of the Amended 1994 Plan; provided that no such amendment or revision shall result in a material adverse change to the terms of any options theretofore granted under the Amended 1994 Plan, unless shareholder approval, or disinterested shareholder approval, as the case may be, is obtained for such amendment or revision.

18.	Necessary Approvals

            The ability of a Participant to exercise options and the obligation of the Corporation to issue and deliver Shares in accordance with the Amended 1994 Plan is subject to any approvals which may be required from shareholders of the Corporation and any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation. If any Shares cannot be issued to any Participant for whatever reason, the obligation of the Corporation to issue such Shares shall terminate and any option exercise price paid to the Corporation will be returned to the Participant.
19.	Effective Date of Amended 1994 Plan

            The Amended 1994 Plan has been adopted by the Board of the Corporation subject to the approval of the Exchange and, if so approved, subject to the discretion of the Board, the Amended 1994 Plan shall become effective upon such approvals being obtained.

20.	Interpretation
The Amended 1994 Plan will be governed by and construed in accordance with the laws of the Province of Alberta.

           MADE by the Board of Directors of the Corporation as evidenced by the signature of the following director duly authorized in that behalf effective the 8th day of May, 2003, and approved by the shareholders of the Corporation on _______________ , 2003.

BIRCH MOUNTAIN RESOURCES LTD.

Per: /s/ Douglas J. Rowe
Name: Douglas J. Rowe
Title: President and Chief Executive
Officer